Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
DISTRIBUTION ASSETS OF GENERAL POOL & SPA SUPPLY, INC.

COVINGTON, LA. (October 5, 2009) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) announced today that it has signed a definitive agreement to purchase General Pool & Spa Supply, Inc. (“GPS”), a leading regional swimming pool and spa products distributor operating since 1966 and based in Northern California.  GPS operates 10 distribution sales centers and has annual net sales of approximately $40 million.  The transaction is expected to close in mid-October 2009.

Manuel Perez de la Mesa, POOL President and CEO, commented, “GPS is one of the most respected and sophisticated distributors in our industry, with a veteran team of knowledgeable employees and a strong track record of customer service.  This transaction will strengthen our market positions and provide opportunities to leverage GPS’ technology platform and spa parts expertise.  The Company expects that synergies from this transaction will enable the acquisition to be accretive in 2010 and beyond.”

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates over 280 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including changes in the economy and the housing market, the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, and other risks detailed in POOL’s Form 10-Q for the quarter ended June 30, 2009 filed with the Securities and Exchange Commission.

CONTACT:

Mark W. Joslin
Vice President and Chief Financial Officer
985.801.5151
mark.joslin@poolcorp.com